SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the
Securities Exchange Act of 1934

June 15, 2009
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Date of Report (date of earliest event reported)

ALL-AMERICAN SPORTPARK, INC.
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Exact name of Registrant as Specified in its Charter

Nevada	0-024970	88-0203976
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State or Other Jurisdiction	Commission File	IRS Employer
of Incorporation	Number	Identification Number

6730 South Las Vegas Boulevard, Las Vegas, NV 89119
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Address of Principal Executive Offices, Including Zip Code

(702) 798-7777
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Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities
Act(17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Callaway Customer Agreement

     On June 19, 2009, All-American Golf Center, Inc. ("AAGC"), a subsidiary of All-American SportPark, Inc. (the "Company") entered into a Customer Agreement with Callaway Golf Company ("Callaway") and Saint Andrews Golf Shop, Ltd. ("Saint Andrews") pursuant to which Callaway has agreed to make certain cash payments and other consideration to AAGC and Saint Andrews in exchange for an exclusive marketing arrangement for the Callaway Golf Center operated by AAGC. Callaway is a major golf equipment manufacturer and supplier.

     Saint Andrews, which subleases space at the Callaway Golf Center and operates a golf equipment store at the Callaway Golf Center, is owned by Ronald Boreta, the Company's President, and John Boreta, the brother of Ronald Boreta and a principal shareholder of the Company.

     The Customer Agreement with Callaway provides that Callaway will provide Saint Andrews with a $250,000 annual advertising contribution in the form of golf related products. In addition, Saint Andrews will have an opportunity to earn additional credits upon reaching a sales threshold.

     In connection with the signing of the Customer Agreement, AAGC will receive a one-time payment of $750,000 to be used for operating expenses or other business expenses. AAGC also will receive a contribution of up to $500,000 to be used for upgrading the driving range facility at the Callaway Golf Center. In addition, AAGC will receive up to $750,000 to be used to remodel and improve the facilities at the Callaway Golf Center, such as the pro shop and retail area; upgraded fitting bay technology and graphics; and enhanced exterior signage. Callaway will also provide staff uniforms, range golf balls and rental golf equipment for AAGC's use at the Callaway Golf Center.

     Both AAGC and Saint Andrews have agreed to exclusively sell only Callaway golf products at the Callaway Golf Center for the term of the Customer Agreement. The Customer Agreement will terminate on December 31, 2013 if Callaway gives notice during November 2013 and if no notice is given it will terminate on December 31, 2018.

     As part of the Customer Agreement, Saint Andrews has agreed to reimburse AAGC for marketing expenses on an annual basis as agreed upon by the parties.

     The above summary of the Customer Agreement is qualified in its entirety by reference to the complete Customer Agreement which is filed as Exhibit 10.1 to this report.

Transfer of Stock of AAGC

     On June 15, 2009, the Company entered into a Stock Transfer Agreement with Saint Andrews pursuant to which the Company transferred 49% of the outstanding common stock of AAGC to Saint Andrews in exchange for the cancellation of $600,000 of debt owed by the Company to Saint Andrews. The transfer of 49% of the common stock of AAGC was authorized by the Company's Board of Directors at which all of the Company's Directors voted in favor of the transfer, except that Ronald Boreta abstained from such vote. In connection with this transaction, the Company engaged Houlihan Valuation Advisors ("HVA") to provide an estimate of the fair market value of a 49% interest in AAGC. As a result of their analysis, HVA was of the opinion that the fair market value of a 49% interest in AAGC was approximately $600,000. The Board of Directors determined to use this value as the amount to be received from Saint Andrews for the 49% interest.

     Saint Andrews is owned by Ronald Boreta and John Boreta, his brother. John Boreta is also a principal shareholder of the Company. The debt owed by the Company to Saint Andrews was from advances made in the past by Saint Andrews to provide the Company with working capital.

     The above summary of the Stock Purchase Agreement is qualified in its entirety by reference to the complete Customer Agreement which is filed as Exhibit 10.2 to this report.

Employment Agreement with John Boreta

     On June 15, 2009, AAGC entered into an employment agreement with John Boreta, a principal shareholder of the Company. John Boreta has been general manager of AAGC for over 12 years. The employment agreement is for a period through May 31, 2012 and provides for a base annual salary of $75,000. The terms of the employment agreement with John Boreta are more fully described in the complete employment agreement which is filed as Exhibit 10.3 to this report.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

     On June 15, 2009, the Company entered into an addendum to the employment agreement with Ronald Boreta, President of the Company. The addendum provides that the employment agreement is extended for a period through May 31, 2012 and that the base annual salary for Ronald Boreta is $120,000. The terms of the addendum to the employment agreement are more fully described in the complete addendum to the employment agreement which is filed as Exhibit 10.4 to this report.

ITEM 8.01 OTHER INFORMATION.

     The Company has been informed that Robert R. Rosburg, a Director of the Company, died on May 14, 2009 at the age of 82. The Board of Directors has not yet made any decision with regard to the vacancy that now exists on the Board of Directors.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit
No.               Description

10.1	Customer Agreement among All-American SportPark, Inc.; All-American Golf Center, Inc.; Saint Andrews Golf Shop, Ltd.; and Callaway Golf Company dated June 19, 2009.
10.2	Stock Transfer Agreement among All-American SportPark, Inc.; Saint Andrews Golf Shop, Ltd. and All-American Golf Center, Inc. dated June 15, 2009.
10.3	Employment Agreement between John Boreta and All-American Golf Center, Inc. dated June 19, 2009.
10.4	Addendum No. 2 to Employment Agreement between Ronald Boreta and All- American SportPark, Inc. dated June 15, 2009.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL-AMERICAN SPORTPARK, INC.

Date: June 19, 2009	By:	/s/ Ronald S. Boreta
Ronald S. Boreta, President